Exhibit 10.2

AMERICAN WELL CORPORATION

AMENDMENT TO THE 2020 EMPLOYEE STOCK PURCHASE PLAN

As Effective April 27, 2022

This Amendment, effective as April 27, 2022, is made to that certain American Well Corporation 2020 Equity Plan (the “Plan”). Unless otherwise defined herein, capitalized terms used herein shall have the meanings given to such terms in the Plan.

NOW, THEREFORE, the Plan is hereby amended as follows:

1.
Amendment. The third sentence of Section 6.2 is hereby deleted in its entirety and replaced with the following: “Any cash in lieu of fractional Shares remaining after the purchase of whole Shares upon exercise of a purchase right (i.e., due to being less than the cost of a Share) will be returned to the Participant as soon as administratively practicable after the Purchase Date, subject to the Participant’s earlier withdrawal or cessation of eligibility in accordance with Section 7.”
2.
No Other Modification. Except as modified and amended herein, all other terms and provisions of the Plan will remain in full force and effect.
3.
References to the Plan. From and after the date hereof, references in other documents, instruments or agreements to the Plan shall be deemed to include the Plan, as amended by this Amendment. To the extent there is a conflict between the terms and provisions of this Amendment and the Plan, the terms and provisions of this Amendment govern and control.
4.
Governing Law. This Amendment shall be enforced in accordance with the laws of the State of Delaware.